Exhibit 3.1.11

CERTIFICATE OF MERGER

OF

B ACQUISITION CORP.

WITH AND INTO

VPNET TECHNOLOGIES, INC.

UNDER SECTION 251 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, VPNet Technologies, Inc., a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of B Acquisition Corp., a Delaware corporation (“Acquisition”), with and into the Company (the “Merger”).

1. The names and states of incorporation of the Company and Acquisition, which are the constituent corporations in the Merger (the “Constituent Corporations”), are:

Name	State of Incorporation
VPNet Technologies, Inc.	Delaware
B Acquisition Corp.	Delaware

2. The Merger Agreement, dated as of January 8, 2001 by and among the Company, Acquisition and Avaya Inc. (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations, in accordance with the provisions of Section 251(c) of the General Corporation Law of the State of Delaware. The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

3. The name of the corporation surviving the Merger is VPNet Technologies, Inc.

4. The Certificate of Incorporation of the Company, the surviving corporation, shall be amended to read in its entirety as attached hereto as Exhibit A.

5. An executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is located at 1500 Buckeye Drive, Milpitas, California 95035.

6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 5th day of February, 2001.

VPNET TECHNOLOGIES, INC.

By	/s/ Len Wood
Name:	Len Wood
Title:	Chief Financial Officer

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF VPNET TECHNOLOGIES, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

FIRST: The name of the corporation (hereinafter called the “corporation”) is VPNet Technologies, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle 19808; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand, with a par value of $.01 per share. All such shares are of one class and are shares of Common Stock.

FIFTH: The corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of § 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of § 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of § 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.